Exhibit 99.1

AMGEN TO ACQUIRE ABGENIX FOR $22.50 PER SHARE

Provides Amgen with Full Ownership of Panitumumab and

Eliminates Denosumab Royalties

$0.05 to $0.10 Dilution of Adjusted Earnings Per Share in 2006 and 2007, Neutral in 2008 and Accretive Thereafter

THOUSAND OAKS, Calif., and FREMONT, Calif. — (December 14, 2005) — Amgen (Nasdaq: AMGN), the world’s largest biotechnology company, and Abgenix, Inc. (Nasdaq: ABGX), a company specializing in the discovery, development and manufacture of human therapeutic antibodies, today announced that they have signed a definitive merger agreement under which Amgen will acquire Abgenix for approximately $2.2 billion in cash plus the assumption of debt.  Under the terms of the agreement, shareholders of Abgenix will receive $22.50 in cash per common share.

The acquisition of Abgenix provides Amgen with full ownership of one of its most important advanced pipeline products, panitumumab.  Working closely with Abgenix under a co-development agreement that Amgen assumed as a result of its acquisition of Immunex Corporation in 2002, Amgen has led the development and commercialization strategy for panitumumab.  The acquisition provides additional value to Amgen by eliminating a tiered royalty that Amgen would have paid to Abgenix on future sales of denosumab (formerly AMG 162), which was created using Abgenix’s XenoMouse® antibody technology.

“Abgenix is a natural strategic fit for Amgen given our strong existing relationship.  Amgen has been intimately involved in all aspects of the development and commercialization of panitumumab over the last few years, providing us with substantial and realistic insight into the value of, and significant opportunities for, this cancer therapeutic.  This investment reflects Amgen’s commitment to our pipeline and our growing confidence in the future success of both panitumumab and denosumab,” said Kevin Sharer, president and chief executive officer of Amgen.

Amgen and Abgenix believe panitumumab has substantial commercial opportunity, including potential in the first-line treatment of metastatic colorectal cancer (CRC) in combination with other agents, including anti-angiogenic therapies.  Panitumumab is the first epidermal growth factor receptor (EGFr) inhibitor to demonstrate a statistically

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significant improvement in progression-free survival for metastatic colorectal cancer patients who have failed standard chemotherapy.  Panitumumab is also the first fully human monoclonal antibody in cancer clinical trials that targets the epidermal growth factor receptor.   Amgen believes that potential peak worldwide sales for panitumumab could reach $2 billion or more, assuming success of panitumumab in several clinical trials evaluating multiple lines of therapy in colorectal cancer and in various studies for head and neck cancer.

Later this week, Amgen and Abgenix expect to initiate a biologics license application (BLA) for the treatment of metastatic colorectal cancer patients who have failed standard chemotherapy.  Panitumumab is Amgen’s and Abgenix’s most advanced cancer therapeutic and is a natural extension from Amgen’s existing supportive care franchise.   Full ownership of panitumumab will allow Amgen to better capitalize on its strong oncology relationships and expand commercial synergies with existing products.

“Combining with Amgen provides an attractive valuation for our shareholders.  We believe this transaction will allow us to advance panitumumab to its full potential for patients and to maximize the value of both Abgenix’s growing portfolio of antibody product candidates and our exceptional scientific platform,” said Bill Ringo, president and chief executive officer of Abgenix.  “We have worked closely with Amgen for many years and are very excited about combining Abgenix with the leader in the biotech industry.”

The transaction includes the Abgenix 100,000 square foot manufacturing plant in Fremont, Calif., which will produce panitumumab and add to Amgen’s overall protein manufacturing capabilities.  Abgenix also brings scientific knowledge and assets, such as the ownership and capabilities of the proprietary fully human monoclonal antibody technology, XenoMouse.

Transaction Terms

Under the terms of the agreement, which has been unanimously approved by the Boards of Directors of both companies, shareholders of Abgenix will receive $22.50 in cash per common share for a total value of approximately $2.2 billion plus the assumption of debt.  The acquisition is subject to the approvals of Abgenix’s shareholders and regulatory authorities, and to other customary closing conditions.  The transaction is expected to be completed by the end of the first quarter of 2006.  Funds will be provided from Amgen’s cash on hand at the time of closing.

Amgen expects dilution of adjusted earnings per share in 2006 and 2007 in the range of $0.05 to $0.10, with impact to adjusted earnings per share expected to be neutral in 2008 and accretive thereafter, assuming commercial success of panitumumab.

Amgen expects to retain substantially all of the Abgenix manufacturing employees.  Amgen and Abgenix will be reviewing ongoing business needs and opportunities at Amgen with Abgenix’s employees in the coming months.

Conference Call and Webcast Information

Amgen and Abgenix will host a conference call and webcast for investors and analysts today at 2:00 PM Pacific Time to discuss the transaction.  Live audio of the conference call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public.

To participate in the conference call, please dial 877-817-2450 (U.S. and Canada) or 706-634-7548 (international) fifteen minutes before start time. The pass code for the live call is 3416104.  A telephonic replay of the call will be available by dialing 800-642-1687 (U.S. and Canada) or 706-645-9291 (international).  The replay participant code is 3416104.

The webcast of the conference can be found on Amgen’s Web site, www.amgen.com, under Investors, and on Abgenix’s Web site, www.abgenix.com.  The webcast will be archived and available for replay at least 72 hours after the event.

About Panitumumab

Co-developed by Amgen and Abgenix, panitumumab is the first fully human monoclonal antibody that targets the epidermal growth factor receptor (EGFr), a protein that plays an important role in cancer cell signaling.  Panitumumab, an IgG2 monoclonal antibody, binds with high affinity to the EGFr.  Panitumumab was generated with Abgenix’s XenoMouse®1 technology, which creates a fully human monoclonal antibody that contains no murine (mouse) protein.  The body’s immune system can recognize the mouse protein found in chimeric antibodies as foreign and launches an immune response in the form of infusion reactions, allergic reactions or anaphylaxis.  The goal of developing fully human monoclonal antibodies, which by definition contain no mouse protein, is to offer effective, high affinity therapies that minimize the potential for this type of immune response.  Panitumumab is being evaluated in clinical trials as both a monotherapy and in combination with other agents for the treatment of various types of cancer, including colorectal, lung and kidney.

About Denosumab

Denosumab is designed to target RANK Ligand, a protein that acts as the primary signal to promote bone removal.  Preclinical models have demonstrated that inhibiting RANK Ligand leads to improvements in cortical and trabecular bone density, volume and strength.  Denosumab is currently being studied for its potential in the treatment of a broad range of bone loss conditions including osteoporosis, treatment induced bone loss, bone metastases, multiple myeloma, and rheumatoid arthritis.

About Amgen

Amgen discovers, develops and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, and other serious illnesses. With a broad and deep pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com.

About Abgenix

Abgenix is a biopharmaceutical company focused on the discovery, development and manufacturing of fully human therapeutic antibodies. The company’s antibody development platform includes a leading technology and state-of-the-art manufacturing capabilities that enable the rapid generation, selection and production of high affinity, fully human antibody product candidates to a variety of disease targets. Abgenix leverages its leadership position in human antibody technology to build a diversified product portfolio through its own development efforts and the establishment of collaborations with multiple pharmaceutical and biotechnology companies. For more information on Abgenix, visit the company’s website at www.abgenix.com.

Amgen Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about future financial and operating results and Amgen’s anticipated acquisition of Abgenix. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, statements of expected synergies, dilution and accretion, financial guidance, peak sales, timing of closing, industry ranking, execution of integration plans and management and organizational structure are all forward-looking statements. Risks, uncertainties and assumptions include the possibility that the development of certain products may not develop as expected or proceed as planned; that the acquisition does not close or that the companies may be required to modify aspects of the transaction to achieve regulatory approval; that prior to the closing of the acquisition, the businesses of the companies suffer due to uncertainty; that the parties are unable to successfully execute their integration strategies, or achieve planned synergies, as well as other risks that are discussed below and others that can be found in Amgen’s and Abgenix’s Form 10-K for the year ended December 31, 2004, and in Amgen’s periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Amgen’s results may be affected by its ability to successfully market both new and existing products domestically and internationally, sales growth of recently launched products, difficulties or delays in manufacturing our products, and regulatory developments (domestic or foreign) involving current and future products and manufacturing facilities.  Discovery or identification of new product candidates or development of new indications for existing products cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate or development of a new indication for an existing product will be successful and become a commercial product.  The length of time that it takes for Amgen to complete clinical trials and obtain regulatory approval for product marketing has in the past varied and Amgen expects similar variability in the future.  Further, only the FDA can determine whether the product candidates are safe and effective for the use(s) being investigated.  In addition, sales of Amgen’s products are affected by reimbursement policies imposed by third party payors, including governments, private insurance plans and managed care providers, and may be affected by domestic and international trends toward managed care and healthcare cost containment as well as possible U.S. legislation affecting pharmaceutical pricing and reimbursement. Government regulations and reimbursement policies may affect the development, usage and pricing of our products.  In addition, Amgen competes with other companies with respect to some of Amgen’s marketed products as well as for the discovery and development of new products. Amgen, or others could identify side effects or manufacturing problems with Amgen’s products after they are on the market.  Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities.  In addition, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. Further, some raw materials, medical devices, and component parts for our products are supplied by sole first party suppliers.

Abgenix Forward-Looking Statement

Statements made in this press release about Abgenix’s technologies, product development activities and collaborative arrangements, other than statements of historical fact, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the timing and success of clinical trials, the progress of research and product development programs, product manufacturing, timing and outcomes of regulatory approval processes, competitive products and services and the extent and breadth of Abgenix’s patent portfolio.  Please see Abgenix’s public filings with the Securities and Exchange Commission for information about risks that may affect Abgenix, including its Form 10-K for the year ended December 31, 2004, and periodic reports on Form 10-Q and Form 8-K.

Participants in Solicitation

Amgen Inc. (“Amgen”) and Abgenix, Inc. (“Abgenix”) and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Abgenix stockholders in connection with the merger.  Information about the directors and executive officers of Amgen and their ownership of Amgen’s stock is set forth in the proxy statement for Amgen’s 2005 Annual Meeting of Stockholders.  Information about the directors and executive officers of Abgenix and their ownership of Abgenix’s stock is set forth in the proxy statement for Abgenix’s 2005 Annual Meeting of Stockholders.

Additional Information About the Acquisition and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Abgenix by Amgen.  In connection with the proposed acquisition, Amgen and Abgenix intend to file relevant materials with the SEC, including Abgenix’s proxy statement.  STOCKHOLDERS OF ABGENIX ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING ABGENIX’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Investors will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and Abgenix stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Abgenix.  Such documents are not currently available.

1 XenoMouse® is a registered trademark of Xenotech, a wholly-owned subsidiary of Abgenix, Inc.

Contacts

Amgen, Thousand Oaks

Mary Klem/Trish Hawkins, 805-447-4587 (media)

Arvind Sood, 805-447-1060 (investors)

Abgenix, Fremont

Greg Mann, 510-284-6566 (media & investors)

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